Exhibit 5.1

May 5, 2009
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) one or more series of Senior Notes (the “Senior Notes”) and (ii) Guarantees of the Senior Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Company and the Guarantors are duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is organized and that each has all requisite power, authority and legal right to execute, deliver and perform the indenture referred to below, the Senior Notes and the Guarantees, as applicable.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such applicable laws, (ii) an indenture in the form of Exhibit 4.1 to the Registration Statement has been duly executed and delivered on behalf of the Company, the Guarantors and a trustee qualified to act as such under applicable law and such indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) all necessary corporate action has been taken by the Company and the Guarantors to authorize the form, terms, execution and delivery of the Senior Notes, the Guarantees and the applicable indenture, (iv) any legally required consents, approvals, authorizations and other orders of the Commission and other regulatory authorities have been obtained, and (v) the Senior Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the applicable indenture and the Senior Notes and Guarantees have been duly issued and delivered against payment therefor in accordance with such corporate action and as contemplated in the Registration Statement and the Prospectus Supplement setting forth the terms of the Senior Notes and the Guarantees and the plan of distribution, and assuming the Senior Notes and Guarantees as issued and delivered comply with all requirements and restrictions, if any, applicable to the Company and the Guarantors, whether imposed by any agreement or instrument to which the Company or any Guarantor is a party or by which it is bound or any court or governmental or regulatory body having jurisdiction over the Company or any Guarantor or otherwise, then, upon the happening of such events, the Senior Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.
     We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Federal law of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling llp
Covington & Burling LLP

SCHEDULE A
Guarantors
Celeron Corporation
Dapper Tire Co., Inc.
Divested Companies Holding Company
Divested Litchfield Park Properties, Inc.
Goodyear Canada Inc.
Goodyear Export Inc.
Goodyear Farms, Inc.
Goodyear International Corporation
Goodyear Western Hemisphere Corporation
Wheel Assemblies Inc.
Wingfoot Commercial Tire Systems, LLC
Wingfoot Ventures Eight Inc.